THIRD AMENDMENT
                                   TO
                        STOCK PURCHASE AGREEMENT

     THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of October 8, 1998, by and between STANDARD MANAGEMENT CORPORATION, an Indiana corporation (the "Buyer") and MC EQUITIES, INC., a Delaware corporation (the "Seller").

                                RECITALS

     WHEREAS, Seller is the beneficial owner of 1,000 shares of the issued and outstanding shares of the 11,765 authorized capital and common stock ("Common Stock"), $1.00 par value per share (the "Shares") of Midwestern National Life Insurance Company of Ohio, an Ohio corporation (the "Company'); and

     WHEREAS, Seller has agreed to sell, and Buyer has agreed to purchase, all of the Shares of the Company and executed a Stock Purchase Agreement dated as of June 4, 1998 (the "Agreement"), the First Amendment thereto dated July 1, 1998 and the Second Amendment thereto dated July 23, 1998; and

     WHEREAS, all regulatory and financial conditions, consents and authorizations to the Closing specified by SECTIONS 7.6, 7.9 and 7.11 have been satisfied except for Seller Stockholder Approval; and

     WHEREAS, Buyer and Seller have agreed to adjust the purchase price to be paid for the Shares; and

     NOW THEREFORE, pursuant to SECTION 12.8 of the Agreement and in consideration of the mutual representations, warranties and covenants made herein and of the mutual benefits to be derived herefrom, the parties hereto agree to amend the Agreement as follows:

     1. ADJUSTED CAPITAL AND SURPLUS OF COMPANY AS OF THE CLOSING DATE PURSUANT TO SECTION 2.3(B). Notwithstanding anything to the contrary contained in this SECTION 2.3(B), Seller and Buyer agree that Closing Adjusted Capital and Surplus of the Company on the Closing Date shall be reduced by $1,511,000 so that the Purchase Price pursuant to SECTION 2.3 is now equal to the sum of $13,500,000.

     2. PURCHASE PRICE. SECTION 2.2 of the Agreement shall be deleted in its entirety and the following shall be inserted therefor:

          (a) The purchase price (the  "Purchase  Price")  for the Shares payable at Closing shall be equal to $13,500,000, of which $2,886,000 is payable by wire transfer in immediately available funds to such bank and account as the Seller may specify by written notice received by the Purchaser at least two (2) Business Days prior to the Closing Date. The balance of the Purchase Price is payable at Closing as follows (i) Assumption of certain debt due Fleet National Bank in the sum of $6,000,000 from the Seller (the "Fleet Loan") upon restructured terms and conditions satisfactory to Purchaser in it sole discretion; and (ii) The issuance of 696,453 shares of Standard Management Corporation's restricted common stock ("SMC Common Stock"), which SMC Common stock is valued at $6.625 per share; (b) Not later than two (2) Business Days prior to the Closing Date, the Seller shall cause the Company to prepare and deliver to the Buyer a statutory balance sheet of the Company as of the last day of the most recent calendar month prior to the Closing for which such a balance sheet is available (the "Closing Balance Sheet"), together with a list of the investment securities to be held by the Company at the Closing and the respective Fair Market Value and statutory carrying value of each such investment security as of the date which is three (3) Business Days prior to the Closing Date (the "Closing Asset Statement"). The foregoing documents shall be accompanied by a certificate of the Company, executed by its chief financial officer, to the effect that (i) the Closing Balance Sheet has been prepared in accordance with the books and records of the Company and SAP, and fairly presents the financial position of the Company as of the date thereof, and (ii) the Closing Asset Statement has been prepared in accordance with the books and records of the Company and this Agreement.

     3. SHARING OF LOSS. SECTION 6.4 shall be deleted in its entirety and the following shall be inserted therefor:

          For a period of ninety (90) days from the date hereof, Buyer will share up to twenty-five percent (25%) of the loss, if any, on a certain deposit in escrow in the sum of $500,000 regarding Consolidare Enterprises, Inc. The Buyer's maximum sharing of loss shall be no greater than $125,000, assuming a loss of the entire $500,000 deposit in escrow.

     4.   TERMINATION.   SECTION 11.1(E) shall be deleted in its entirety
and the following shall be inserted therefor:

          (e) at any time after October 30, 1998, by the Seller or the Buyer, if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this clause (e).

     5. DEFINITIONS OF TERMS. The definition of "Closing Date" in EXHIBIT A to the Agreement shall be deleted in its entirety and the following shall be inserted therefor:

          "Closing Date" shall mean the earlier of (a) October 30, 1998, or (b) such other date as the Buyer and Seller may mutually agree upon in writing.



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     6.   SMC WARRANTS.  SECTION 2.6 shall be inserted into the Agreement as follows:

          Buyer shall issue a warrant to purchase 75,000 shares of SMC Common Stock at a price of $8.00 per share, for a term of three (3) years from the Closing Date to Seller. The SMC Warrants transferred to the Seller pursuant to SECTION 2.6 hereof shall be non-transferrable by the Seller for a period of one (1) year from the date of Closing; provided that the Seller may distribute some or all of such SMC Warrants to holders of the capital stock of the Seller (a "Permitted Distributee"), if each Permitted Distributee agrees in writing to be bound by the terms of this SECTION 2.6. Subject to applicable rules and regulations, Seller (and each Permitted Distributee) shall have the right to sell or transfer any portion of the SMC Warrants at any time after the first anniversary of the Closing Date.

     IN WITNESS THEREOF, this THIRD AMENDMENT TO STOCK PURCHASE AGREEMENT has been duly executed and delivered by the parties hereto, effective as of the date first written above.

                         MC EQUITIES, INC.


                         By:  /s/  Richard C. Hoffman
                         Name:     Richard C. Hoffman
                         Title:    Secretary and General Counsel


                         STANDARD MANAGEMENT CORPORATION


                         By:  /s/  Ronald D. Hunter
                         Name:     Ronald D. Hunter
                         Title:    Chairman, President and CEO




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